Filed pursuant to Rule
424(b)(3)
File
No. 333-211845
APOLLO DIVERSIFIED CREDIT FUND
Class A (CRDTX), Class C (CGCCX), Class I Shares (CRDIX), Class L Shares (CRDLX),
Class F Shares (CRDFX) and Class M Shares (CRDMX) of Beneficial Interest
Supplement dated August 12, 2024 to the Prospectuses and Statement of Additional Information for
Class A, Class C, Class I, Class L, Class F and Class M Shares dated April 9, 2024
This
Supplement
revises each applicable Prospectus (each, a “Prospectus”) and the Statement of Additional Information (the “SAI”) for Class A, Class C, Class I, Class L, Class F, and Class M Shares each dated April 9, 2024, of the Apollo Diversified Credit Fund (the “Fund”). Unless otherwise indicated, all other information included in a Prospectus or the SAI that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in each Prospectus and/or the SAI, as applicable. Please review this important information carefully.
Effective immediately, the following changes are made to each Prospectus:
The risk factor titled “Credit Linked Notes” under “Summary of Risks - Risks Related to the Fund’s Investments” is hereby deleted and replaced with the following:

•
Credit Linked Notes.
The Fund or its portfolio companies may utilize notes; the performance of which are linked to the credit performance of a reference portfolio of certain loan-related claims on corporate and similar entities that are specified from time to time (“CLNs”). CLNs may be speculative and note holders may lose some or all of their initial investments. CLNs may not be rated by any credit agency and are subject not only to note holders’ credit risk exposure, but, also, to the credit risk of the issuer, whose credit ratings and credit spreads may adversely affect the market value of such CLNs.

The risk factor titled “CLNs” under “RISK FACTORS - Risks Related to the Fund’s Investments” is hereby deleted and replaced with the following:

•
CLNs.
The Fund or its portfolio companies may utilize notes; the performance of which are linked to the credit performance of a reference portfolio of certain loan-related claims on corporate and similar entities that are specified from time to time. CLNs may be speculative and note holders may lose some or all of their initial investments. CLNs may not be rated by any credit agency and are subject not only to note holders’ credit risk exposure, but, also, to the credit risk of the issuer, whose credit ratings and credit spreads may adversely affect the market value of such CLNs.

The disclosure under “PLAN OF DISTRIBUTION – Purchasing Shares” is hereby deleted and replaced with the following:

•
Investors may purchase shares directly from the Fund in accordance with the instructions below. Investors will be assessed fees for returned checks and stop payment orders at prevailing rates charged by the Transfer Agent. The returned check and stop payment fee is currently $25. Investors may buy and sell shares of the Fund through financial intermediaries and their agents that have made arrangements with the Fund and are authorized to buy and sell shares of the Fund (collectively, “Financial Intermediaries”). Such Financial Intermediaries may designate other intermediaries to receive purchase and repurchase orders, as authorized by the Fund. The Fund will be deemed to have received an order for purchase or repurchase of shares when the order is received in “proper form” by the Transfer Agent (or, if applicable, by a Financial Intermediary or its authorized designee) on a business day. A Financial Intermediary may hold shares in an omnibus account in the Financial Intermediary’s name or the Financial Intermediary may maintain individual ownership records. The Fund may also pay fees to Financial Intermediaries for sub-administration,
sub-transfer
agency,
sub-accounting
and other shareholder services associated with shareholders whose shares are held with such Financial Intermediary. Financial Intermediaries may charge fees for the services they provide in connection with processing your transaction order or maintaining an investor’s account with them. Investors should check with their Financial Intermediary to determine if it is subject to these arrangements. Financial Intermediaries are responsible for placing orders correctly and promptly with the Fund, forwarding payment promptly. Orders transmitted with a Financial Intermediary before the close of regular trading (generally 4:00 p.m., Eastern Time) on a day that the NYSE is open for business, will be priced based on the Fund’s NAV next computed after it is received by the Financial Intermediary and the Transfer Agent.

Filed pursuant to Rule 424(b)(3)
File
No. 333-211845

All references to “www.apollodiversifiedcreditfund.com” are hereby deleted and replaced with “www.apollo.com/adcf”.
Effective immediately, the following changes are made to the SAI:
All references to “www.apollodiversifiedcreditfund.com” are hereby deleted and replaced with “www.apollo.com/adcf”.
The disclosure in the third paragraph under “Proxy Voting Policies and Procedures” is hereby deleted and replaced with the following:

•
Information regarding how the Fund voted proxies relating to portfolio securities held by the Fund during the most recent
12-month
period ending June 30 will be available (1) without charge, upon request, by calling the Fund toll-free at
1-888-926-2688;
(2) on the Fund’s website at
www.apollo.com/adcf
; and (3) on the SEC’s website at http://www.sec.gov. In addition, a copy of the Fund’s proxy voting policies and procedures are also available by calling toll-free at
1-888-926-2688
and will be sent within three business days of receipt of a request.

This Supplement, and each Prospectus and the SAI for Class A, Class C, Class I, Class L, Class F and Class M Shares dated April 9, 2024, of the Fund provide relevant information for all shareholders. Each Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission, and are incorporated by reference. These can be obtained without charge by calling the Fund at
1-888-926-2688
or by visiting
www.apollo.com/adcf
.
Investors Should Retain This Su
p
plement for Future Reference